Exhibit 5.1

Sherman & Howard, L.L.C.	ATTORNEYS & COUNSELORS AT LAW 3960 HOWARD HUGHES PARKWAY SUITE 500 LAS VEGAS, NEVADA 89169 PHONE : 702.387.6073 FAX : 702.990.3565 WWW.SHERMANHOWARD.COM

February 11, 2014
FluoroPharma Medical, Inc.
8 Hillside Avenue, Suite 207
Montclair, New Jersey 07042

Re:           FluoroPharma Medical, Inc./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to FluoroPharma Medical, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of 21,304,763 shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”), to be sold by certain selling stockholders (the “Selling Stockholders”) of the Company under a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”).

Of the 21,304,763 Shares subject to this opinion, (a) 3,683,500 of such Shares relate to a private placement completed in 2014, which include (i) 1,755,000 Shares (the “2014 Issued Shares”) that are issued and outstanding; (ii) 1,755,000 Shares (the “2014 Warrant Shares”) that are to be issued upon exercise of certain Common Stock Purchase Warrants (the “2014 Warrants”); and (iii) 173,500 Shares (the “2014 Placement Agent Warrant Shares”) that are to be issued upon exercise of certain Common Stock Purchase Warrants (the “2014 Placement Agent Warrants”) issued to Brookline Group LLC  and Monarch Capital Group, LLC (“2014 Placement Agents”); (b) 14,151,310 of such Shares relate to a private placement completed in 2013, which include (i) 6,447,468 Shares (the “Conversion Shares”) that are to be issued upon conversion of the Company’s Series B Preferred Stock, $0.001 par value per share (the “Series B Preferred”); (ii) 7,621,070 Shares (the “2013 Warrant Shares”) that are to be issued upon exercise of certain Common Stock Purchase Warrants (the “2013 Warrants”); and (iii) 82,772 Shares (the “2013 Placement Agent Warrant Shares”) that are to be issued upon exercise of certain Common Stock Purchase Warrants (the “2013 Placement Agent Warrants”) issued to Monarch Capital Group LLC and Life Tech Capital Division of Aurora Capital, LLC (the “2013 Placement Agents”); and 3,469,953 of such Shares relate to various private placement transactions to holders granted piggy-back registration rights, which include (i) 2,445,338 Shares (the “Issued Shares”) that are issued and outstanding; and (ii) 1,024,615 Shares (“Warrant Shares”) to be issued upon exercise of certain Common Stock Purchase Warrants (“Warrants”).

The 2014 Issued Shares and the 2014 Warrants were issued pursuant to a certain Securities Purchase Agreement dated December 31, 2013 among the Company and certain of the Selling Stockholders (the “2014 Purchase Agreement”).  The 2014 Placement Agent Warrants were issued pursuant to separate placement agency letter agreements between the Company and the 2014 Placement Agents (the “2014 Placement Agency Agreements”).  The Series B Preferred shares (the “Series B Preferred Shares”) and the 2013 Warrants were issued pursuant to a Securities Purchase Agreement dated September 18, 2013 among the Company and certain of the Selling Shareholders (the “2013 Purchase Agreement”).  The 2013 Placement Agent Warrants were issued pursuant to separate placement agency letter agreements between the Company and the 2013 Placement Agents (the “2013 Placement Agency Agreements”).  Of the 2,445,338 Issued Shares, 1,074,132 of such Shares were issued pursuant to an Agreement and Plan of Merger dated May 13, 2011 among the Company, FPI Merger Corporation, and FluoroPharma, Inc. (“Merger Agreement”), 1,311,206 of such Shares were issued pursuant to a Subscription Agreement dated May 16, 2011, among the Company and investors identified in such agreement (“Subscription Agreement”), and 60,000 were issued pursuant to a Letter Agreement dated July 27, 2012 between the Company and Cameron Associates, Inc., as amended (“Letter Agreement”).  The Warrants were issued from time to time in connection with certain private placements of the Company.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, as filed with the Secretary of State of Nevada on January 25, 2007, as amended by the Certificate of Amendment filed with the Secretary of State of Nevada on February 11, 2011; (iii) the Certificate of Designation of the Relative Rights and Preferences of the Series B Preferred Stock as filed with the Secretary of State of Nevada on September 18, 2013 (the “Series B Certificate of Designation”); (iv) the Amended and Restated Bylaws of the Company; (v) the 2014 Purchase Agreement; (vi) a form of the 2014 Warrants; (vii) the 2014 Placement Agency Agreements; (viii) a form of the 2014 Placement Agent Warrants; (ix) the 2013 Purchase Agreement; (x) a form of the 2013 Warrants; (xi) the 2013 Placement Agency Agreements; (xii) a form of the 2013 Placement Agent Warrants; (xiii) the Merger Agreement; (xiv) the Subscription Agreement; (xv) the Letter Agreement; (xvi) the Warrants; (xvii) a specimen certificate representing the Common Stock; and (xviii) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares, the registration of the Shares under the Securities Act, and such other matters as relevant.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies.  We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.  In our examination of documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and, other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.  We have also assumed that the 2014 Purchase Agreement, the 2014 Warrants, the 2014 Placement Agency Agreements, the 2014 Placement Agent Warrants, the 2013 Purchase Agreement, the 2013 Warrants, the 2013 Placement Agency Agreements, the 2013 Placement Agent Warrants, the Merger Agreement, the Subscription Agreement, the Letter Agreement, and the Warrants will each be enforceable in accordance with the terms thereof.

In rendering the opinions set forth below, we have also assumed that: (i) at or prior to the time of issuance and delivery, the 2014 Issued Shares have been and the 2014 Warrant Shares, the 2014 Placement Agent Warrant Shares, the Conversion Shares, the 2013 Warrant Shares, the 2013 Placement Agent Warrant Shares, the Issued Shares, and the Warrant Shares will be registered by the transfer agent and registrar of such Shares; (ii) the 2014 Issued Shares and the 2014 Warrants have been issued in accordance with the terms of the 2014 Purchase Agreement; (iii) the 2014 Placement Agent Warrants have been issued in accordance with the terms of the 2014 Placement Agency Agreements; (iv) the 2014 Warrant Shares will be issued upon exercise of the 2014 Warrants in accordance with the terms of such 2014 Warrants; (v) the 2014 Placement Agent Warrant Shares will be issued upon exercise of the 2014 Placement Agent Warrants in accordance with the terms of the 2014 Placement Agent Warrants; (vi) the Series B Preferred Shares and the 2013 Warrants have been issued in accordance with the terms of the 2013 Purchase Agreement; (vii) the 2013 Placement Agent Warrants have been issued in accordance with the terms of the 2013 Placement Agency Agreement; (viii) the Conversion Shares will be issued upon conversion of the Series B Preferred Shares in accordance with the terms of the Series B Certificate of Designation; (ix) the 2013 Warrant Shares will be issued upon exercise of the 2013 Warrants in accordance with the terms of the 2013 Warrants; (x) the 2013 Placement Agent Warrant Shares will be issued upon exercise of the 2013 Placement Agent Warrants in accordance with the terms of the 2013 Placement Agent Warrants, (xi) the Issued Shares were issued in accordance with the terms of the Merger Agreement, the Subscription Agreement, and the Letter Agreement, as applicable; and (xii) the Warrant Shares will be issued upon exercise of the Warrants in accordance with the terms of the Warrants.  We have also assumed that: (i) the Company will keep reserved a sufficient number of shares of its Common Stock to satisfy its obligations for issuances of the 2014 Warrant Shares, the 2014 Placement Agent Warrant Shares, the Conversion Shares, the 2013 Warrant Shares, the 2013 Placement Agent Warrant Shares, and the Warrant Shares; and (ii) upon issuance of any of the 2014 Warrant Shares, the 2014 Placement Agent Warrant Shares, the Conversion Shares, the 2013 Warrant Shares, the 2013 Placement Agent Warrant Shares, and the Warrant Shares, the total number of shares of the Company’s Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based upon and subject to the foregoing, we are of the opinion that: (i) the 2014 Issued Shares have been duly authorized, were validly issued, and are fully paid and nonassessable; (ii) the 2014 Warrant Shares have been duly authorized and upon issuance in accordance with the terms of the 2014 Warrants will be validly issued, fully paid, and nonassessable; (iii) the 2014 Placement Agent Warrant Shares have been duly authorized and upon issuance in accordance with the terms of the 2014 Placement Agent Warrants will be validly issued, fully paid, and nonassessable; (iv) the Conversion Shares have been duly authorized and when issued in accordance with the terms of the Series B Certificate of Designation, will be validly issued, fully paid, and nonassessable; (v) the 2013 Warrant Shares have been duly authorized and when issued in accordance with the 2013 Warrants will be validly issued, fully paid, and nonassessable; (vi) the 2013 Placement Agent Warrant Shares have been duly authorized and upon issuance in accordance with the terms of the 2013 Placement Agent Warrants will be validly issued, fully paid, and nonassessable; (vii) the Issued Shares have been duly authorized, were validly issued, and are fully paid and nonassessable; and (viii) the Warrant Shares have been duly authorized and upon issuance in accordance with the terms of the Warrants will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws).  We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.

SHERMAN & HOWARD L.L.C.